Exhibit 99.1

RPC, Inc. Announces

Regular Quarterly Cash Dividend

ATLANTA, October 25, 2023 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share payable December 11, 2023 to common stockholders of record at the close of business on November 10, 2023.

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net